February 27, 2007

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2006 EARNINGS

Las Vegas – Southwest Gas Corporation announced consolidated earnings of $2.07 per basic share for 2006, a $0.92 per share increase from the $1.15 per basic share earned in 2005. The current-year results include a benefit of approximately $0.07 per share related to a nonrecurring property tax settlement reached in the second quarter of 2006. The 2005 results reflect a $0.16 per share nonrecurring charge related to an injuries and damages incident. Consolidated net income for 2006 was $83.9 million, compared to $43.8 million during 2005.

According to Jeffrey W. Shaw, Chief Executive Officer, “2006 was a very encouraging year for our company. The solid improvement in operating results principally reflected the realization of much needed rate relief in Arizona. Of the $49 million annualized Arizona rate relief approved effective March 2006, approximately $35 million in incremental operating margin was recognized in 2006.” Shaw also cited “continued customer growth, and a $2.2 million increased contribution to net income from our pipeline construction subsidiary” as factors in the net change. Shaw noted that “the operating results confirm that our principal strategies are working, however, there is still improvement to be made. We hope to continue to work with regulators to improve the level and stability of earnings and cash flows going forward.”

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During the fourth quarter of 2006, consolidated net income was $46.7 million, or $1.12 per basic share, versus $30.3 million, or $0.77 per basic share, for the fourth quarter of 2005.

Natural Gas Operations Segment Results

Full Year 2006

Operating margin, defined as operating revenues less the cost of gas sold, increased $66 million in 2006 as compared to 2005. During 2006, the Company added 71,000 customers, an increase of four percent. New customers contributed $26 million in incremental operating margin. Rate relief in Arizona and California added $37 million. Differences in heating demand caused primarily by weather variations between periods resulted in a $3 million operating margin increase as warmer-than-normal temperatures were experienced during both periods (during 2006, operating margin was negatively impacted by $16 million, while the negative impact in 2005 was $19 million).

Operating expenses increased $11 million, or two percent, in 2006. On a comparative basis, general increases in operations and maintenance costs as well as incremental costs (including depreciation) associated with serving additional customers were substantially offset by the property tax benefit recognized in 2006 and the effect of a $10 million nonrecurring charge related to an injuries and damages incident recognized in 2005. Adjusting for these two items, operating expenses would have increased approximately five percent.

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Other income improved $5 million primarily due to increased interest income on higher deferred purchased gas cost balances and interest income on the property tax settlement. Net financing costs rose $4 million, or four percent, between periods primarily due to higher variable-rate interest costs and an increase in average debt outstanding to help finance growth.

Fourth Quarter

Operating margin increased approximately $24 million when compared to the fourth quarter of 2005. Rate relief in Arizona and California added $13 million and customer growth contributed an incremental $5 million. Differences in heating demand caused primarily by weather variations between periods resulted in a $6 million operating margin increase as temperatures during the fourth quarter of 2006 returned to more normal levels from the warmer-than-normal temperatures experienced during the fourth quarter of 2005. Operating expenses increased $1.5 million, or one percent, primarily due to higher employee-related costs, uncollectible expenses, and incremental operating costs associated with serving additional customers. The prior period included a $10 million nonrecurring charge related to an injuries and damages incident. Net financing costs between the periods were relatively flat as strong cash flows reduced the need for short-term borrowings.

Southwest Gas Corporation provides natural gas service to 1,784,000 customers in Arizona, Nevada, and California. Its service territory is centered in the fastest-growing region of the country.

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This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2006	2005
Consolidated Operating Revenues	$2,024,758	$1,714,283

Net Income	$83,860	$43,823

Average Number of Common Shares Outstanding	40,566	38,132

Basic Earnings Per Share	$2.07	$1.15

Diluted Earnings Per Share	$2.05	$1.14

QUARTER ENDED DECEMBER 31,
Consolidated Operating Revenues	$565,115	$496,995

Net Income	$46,707	$30,255

Average Number of Common Shares Outstanding	41,587	39,174

Basic Earnings Per Share	$1.12	$0.77

Diluted Earnings Per Share	$1.11	$0.76

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2006	2005	2006	2005
Results of Consolidated Operations
Contribution to net income - gas operations	$43,167	$26,669	$71,473	$33,670
Contribution to net income - construction services	3,540	3,586	12,387	10,153

Net income	$46,707	$30,255	$83,860	$43,823

Earnings per share - gas operations	$1.04	$0.68	$1.76	$0.88
Earnings per share - construction services	0.08	0.09	0.31	0.27

Basic earnings per share	$1.12	$0.77	$2.07	$1.15

Diluted earnings per share	$1.11	$0.76	$2.05	$1.14

Average outstanding common shares	41,587	39,174	40,566	38,132
Average shares outstanding (assuming dilution)	42,058	39,551	40,975	38,467

Results of Natural Gas Operations
Gas operating revenues	$492,043	$422,908	$1,727,394	$1,455,257
Net cost of gas sold	273,141	228,434	1,033,988	828,131

Operating margin	218,902	194,474	693,406	627,126
Operations and maintenance expense	86,087	87,759	320,803	314,437
Depreciation and amortization	37,642	34,913	146,654	137,981
Taxes other than income taxes	9,242	8,763	34,994	39,040

Operating income	85,931	63,039	190,955	135,668
Other income (expense)	3,482	2,234	10,049	5,087
Net interest deductions	21,552	21,351	85,567	81,595
Net interest deductions on subordinated debentures	1,931	1,931	7,724	7,723

Income before income taxes	65,930	41,991	107,713	51,437
Income tax expense	22,763	15,322	36,240	17,767

Contribution to net income - gas operations	$43,167	$26,669	$71,473	$33,670

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2006

FINANCIAL STATISTICS
Market value to book value per share at year end	178%
Twelve months to date return on equity -- total company	10.3%
-- gas segment	9.2%
Common stock dividend yield at year end	2.1%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Arizona	$922,721	8.40%	9.50%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS

	YEAR ENDED DECEMBER 31,
(In dekatherms)	2006	2005	2004
Residential	67,760,496	65,046,522	66,717,345
Small commercial	30,985,648	30,007,227	30,384,439
Large commercial	12,825,532	11,183,873	10,489,937
Industrial / Other	14,924,252	15,654,230	16,385,555
Transportation	117,523,796	127,396,344	125,826,493

Total system throughput	244,019,724	249,288,196	249,803,769

HEATING DEGREE DAY COMPARISON
Actual	1,826	1,749	2,004
Ten-year average	1,961	1,969	1,965

Heating degree days for prior periods have been recalculated using the current period customer mix.